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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2008 (March 6, 2008)

BUTLER INTERNATIONAL, INC.

(Exact name of Registrant as specified in Charter)

MARYLAND	0-14951	06-1154321

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

New River Center 200 Las Olas Boulevard

Ft. Lauderdale. Florida 33301

(Address of Principal Executive Offices/Zip Code)

(201) 573-8000

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since

Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 6, 2008, Registrant’s wholly-owned subsidiary, Butler of New Jersey Realty Corp., (“Seller”), pursuant to the terms of an Agreement of Purchase and Sale, closed the transaction involving the sale of its Montvale, New Jersey real property (“Property”). The Purchase Price for the sale of the Property was $9,350,000. The Buyer, Montvale KSL, LLC, is wholly-owned by private investors, Mr. & Mrs. Jong Lim, of Saddle River, New Jersey. As part of the Agreement of Purchase and Sale, the Seller retained rights to approximately six (6) acres of undeveloped land that is part of the parcel being sold. The retained parcel may be sold for development, subject to subdivision approvals. Subsequent to the Closing the Seller’s affiliate will lease from the Buyer approximately 12,600 square feet of office space for a period of seven years at an annual base rent of $207,000, pursuant to the terms and conditions of an Office Lease Agreement. As part of the Agreement of Purchase and Sale, the Seller has agreed to provide property management services to the Buyer subsequent to the Closing, which agreement is terminable by the Seller upon sixty (60) days notice, or immediately if the Seller’s affiliate terminates its tenancy under the Office Lease Agreement. If the property management agreement ends then the annual base rent under the Office Lease Agreement will increase by $50,000 per annum. Registrant’s debt decreased by approximately $10,000,000 as a result of the sale.

Copies of the Agreement of Purchase and Sale and the Form of Office Lease Agreement were attached as Exhibits 10.1 and 10.2 to the Registrant’s Form 8-K filed on December 19, 2007, and the summary above is qualified by reference to the entire documents. No material relationship exists between the Registrant, the Seller, and their respective affiliates, and the Buyer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2008	BUTLER INTERNATIONAL, INC.

By:/s/ Mark Koscinski
Mark Koscinski

Chief Financial Officer

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